Exhibit 99.1

Image Entertainment Reports Second Quarter Fiscal 2009 Financial Results

Net Revenues Increase Approximately 50% to $32.4 Million over Second Quarter Fiscal 2008

Earnings from Operations of $396,000, Compared to Prior Year Loss from Operations of ($2.9 Million)

Fiscal 2009 Net Revenue Guidance Increased $5 Million to Expected Range of $120 Million to $130 Million

CHATSWORTH, Calif.--(BUSINESS WIRE)--November 13, 2008--Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its second quarter of fiscal 2009, ended September 30, 2008.

“We continue to successfully execute our strategic growth plan of acquiring feature films for distribution across multiple platforms as evidenced by the 50% revenue increase for our second quarter over the same period last year and 53% revenue increase for the first six months of this fiscal year. We are certainly encouraged by our recent results and the fact that we see new and exciting content opportunities still coming our way,” stated David Borshell, President of Image Entertainment. “Clearly, this year’s financial performance is a dramatic improvement over last year, which was one of our main goals. While we remain cautiously optimistic that this positive trend will continue we also remain focused on our goal of achieving consistent profitability.”

Fiscal 2009 Second Quarter Ended September 30, 2008 Financial Summary

●	Net revenues increased 49.7% to $32.4 million, compared to $21.6 million for the second quarter of fiscal 2008, which were fueled by the Company's new strategy to release feature films on multiple formats.

● Net revenues from digital distribution were $975,000, a 63.0% increase when compared to $598,000 for the second quarter of fiscal 2008.

●	Gross margins were 24.8%, compared to 16.4% for the second quarter of fiscal 2008.

●	Selling expenses were $4.0 million, or 12.5% of net revenues, up from $2.2 million, or 10.1% of net revenues, for the second quarter of fiscal 2008 due to increased advertising and promotional expenses associated with the Company's new feature film distribution initiative.

●	General and administrative expenses decreased 10.9% to $3.6 million, from $4.0 million for the second quarter of fiscal 2008, primarily due to lower legal expenses.

●	Earnings from operations were $396,000, compared to a loss from operations of ($2.9 million) for the second quarter of fiscal 2008.

●	Interest expense was $863,000, compared to $808,000 for the second quarter of fiscal 2008.

●	Net loss was ($465,000), or ($0.02) per diluted share, compared to a net loss of ($3.7 million), or ($0.17) per diluted share, for the second quarter of fiscal 2008.

Fiscal 2009 Six Months Ended September 30, 2008 Financial Summary

●	Net revenues increased 52.8% to $65.0 million, compared to $42.5 million for the first six months of fiscal 2008.

● Net revenues from digital distribution were $1.7 million, a 58.4% increase when compared to $1.1 million for the first six months of fiscal 2008.

●	Gross margins were 23.6%, compared to 20.8% for the first six months of fiscal 2008.

●	Selling expenses were $7.8 million, or 12.0% of net revenues, up from $4.2 million, or 9.9% of net revenues, for first six months of fiscal 2008.

●	General and administrative expenses decreased 14.1% to $7.6 million, from $8.8 million for the first six months of fiscal 2008.

●	Earnings from operations were $15,000, compared to a loss from operations of ($4.6 million) for the first six months of fiscal 2008.

●	Interest expense increased to $1.7 million, compared to $1.6 million for the first six months of fiscal 2008.

●	Net earnings were $1.2 million, or $0.06 per diluted share, compared to a net loss of ($6.3 million), or ($0.29) per diluted share for the first six months of fiscal 2008.

Best selling DVD releases for the quarter included: Discovery Channel’s When We Left Earth: NASA Missions and Shark Week: Ocean of Fear, and feature films Then She Found Me and The Secret.

Fiscal Year 2009 Guidance

The following statements are based on the Company’s current expectations. These statements are forward-looking, and actual results may differ materially.

The Company is increasing its annual net revenue guidance for fiscal 2009 to an expected range of $120 million to $130 million, up from its previous guidance of $115 million to $125 million. The Company has not provided specific earnings guidance, but anticipates that it will be profitable for fiscal 2009 at the high end of the revenue range guidance.

Corporate Conference Call

Image Entertainment’s management will host a conference call today, November 13, at 4:30 p.m. ET to review the fiscal 2009 second quarter financial results. Image executive management will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing (877) 419-6600 and requesting to join the conference call by stating the confirmation code 7492539, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (719) 325-4900.

A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing (888) 203-1112 and entering the following pass code: 7492539. International participants please dial (719) 457-0820 using the same passcode.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) our ability to secure media content on acceptable terms, (b) our ability to service our principal and interest obligations on our outstanding debt, (c) the ability of our common stock to continue trading on NASDAQ, (d) changes in the retail DVD and digital media and entertainment industries, (e) changes in our business plan, (f) our inability to raise additional working capital on acceptable terms, (g) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (h) changes in general economic conditions, including the performance of financial markets and interest rates, (i) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (j) claims that we infringe other parties’ intellectual property, (k) the performance of business partners upon whom we depend, (l) changes in accounting standards, practices or policies, (m) adverse results or other consequences from litigation, arbitration or regulatory investigations, and (n) further sales or dilution of our equity, which may adversely affect the market price of our common stock.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMAGE ENTERTAINMENT, INC.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)
September 30, 2008 and March 31, 2008

ASSETS

(In thousands)	September 30, 2008	March 31, 2008*
Current assets:
Cash and cash equivalents	$753	$1,606
Accounts receivable, net of allowances of $10,758 – September 30, 2008; $8,548 – March 31, 2008	22,089	17,873
Inventories	15,596	16,379
Royalty and distribution fee advances	16,757	13,939
Prepaid expenses and other assets	1,199	1,488
Total current assets	56,394	51,285
Noncurrent inventories, principally production costs	3,024	2,632
Noncurrent royalty and distribution advances	23,688	21,356
Property, equipment and improvements, net	2,658	3,089
Goodwill	5,715	5,715
Other assets	368	736
Total assets	$91,847	$84,813

* The March 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

IMAGE ENTERTAINMENT, INC.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)
September 30, 2008 and March 31, 2008

LIABILITIES AND STOCKHOLDERS' EQUITY

(In thousands, except share data)	September 30, 2008	March 31, 2008*
Current liabilities:
Accounts payable	$12,363	$11,387
Accrued liabilities	6,929	5,877
Accrued royalties and distribution fees	17,173	13,961
Accrued music publishing fees	6,010	5,971
Deferred revenue	7,190	10,598
Revolving credit facility	10,765	5,165
Current portion of long-term debt, net of debt discount	10,175	5,759
Total current liabilities	70,605	58,718
Long-term debt, net of debt discount and current portion	10,804	16,309
Other long-term liabilities, less current portion	1,952	2,560
Total liabilities	83,361	77,587

Stockholders' equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,856,000 issued and outstanding at September 30, 2008 and March 31, 2008, respectively	2	2
Additional paid-in capital	52,652	52,618
Accumulated other comprehensive loss	(5)	—
Accumulated deficit	(44,163)	(45,394)
Total stockholders' equity	8,486	7,226
Total liabilities and stockholders’ equity	$91,847	$84,813

* The March 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

IMAGE ENTERTAINMENT, INC. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Three Months Ended September 30, 2008 and 2007

	Three Months Ended
(In thousands, except per share data)	September 30, 2008		September 30, 2007
NET REVENUES	$32,389	100.0%	$21,633	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	24,356	75.2	18,083	83.6
Selling expenses	4,043	12.5	2,178	10.1
General and administrative expenses	3,594	11.1	4,035	18.7
Restructuring expenses	—	—	196	0.9
	31,993	98.8	24,492	113.2
EARNINGS (LOSS) FROM OPERATIONS	396	1.2	(2,859)	(13.2)
OTHER EXPENSES (INCOME):
Interest expense, net	863	2.7	808	3.7
Other	(46)	(0.1)	—	—
	817	2.5	808	3.7
LOSS BEFORE INCOME TAXES	(421)	(1.3)	(3,667)	(17.0)
INCOME TAX EXPENSE	44	0.1	16	0.0
NET LOSS	$(465)	(1.4)%	$(3,683)	(17.0)%
NET LOSS PER SHARE:
Net loss – basic and diluted	$(.02)		$(.17)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,856		21,739

IMAGE ENTERTAINMENT, INC. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Six Months Ended September 30, 2008 and 2007

	Six Months Ended
(In thousands, except per share data)	September 30, 2008		September 30, 2007
NET REVENUES	$64,966	100.0%	$42,511	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	49,604	76.4	33,662	79.2
Selling expenses	7,765	12.0	4,221	9.9
General and administrative expenses	7,582	11.7	8,829	20.8
Restructuring expenses	—	—	442	1.0
	64,951	100.0	47,154	110.9
EARNINGS (LOSS) FROM OPERATIONS	15	0.0	(4,643)	(10.9)
OTHER EXPENSES (INCOME):
Interest expense, net	1,738	2.7	1,601	3.8
Other	(3,016)	(4.6)	—	—
	(1,278)	(2.0)	1,601	3.8
EARNINGS (LOSS) BEFORE INCOME TAXES	1,293	2.0	(6,244)	(14.7)
INCOME TAXES	62	0.1	38	0.1
NET EARNINGS (LOSS)	$1,231	1.9%	$(6,282)	(14.8)%
NET EARNINGS (LOSS) PER SHARE:
Net earnings (loss) – basic and diluted	$.06		$(.29)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,856		21,718

CONTACT:
Image Contact:
Jeff Framer
818-407-9100 ext. 299
jframer@image-entertainment.com
or
IR Inquiries:
MKR Group
Charles Messman, Todd Kehrli
323-468-2300
disk@mkr-group.com